EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES
NEW RESTAURANT OPENINGS
Company Also Provides Expectations For Second Quarter Fiscal 2006

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – June 27, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 106th and 107th Cheesecake Factory restaurants at the Marketplace at Garden State Park in Cherry Hill, New Jersey and the Bella Terra Mall in Huntington Beach, California, respectively, on June 26, 2006.  The restaurants contain approximately 10,250 square feet and 285 seats at the Cherry Hill location, and approximately 10,000 square feet and 285 seats at the Huntington Beach location.

          In addition to announcing its new restaurant openings, the Company also provided its expectations for the second quarter of fiscal 2006 in light of the macro trends impacting the restaurant industry.  The Company expects flat to slightly negative comparable sales and an approximate 12% increase in revenues for the second quarter of fiscal 2006.

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 107 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100